Exhibit 99.1

[Curative Health Services, Inc. Logo]

                                                                                                                                                News

FOR IMMEDIATE RELEASE

Contact
Investors:	Media:
Tom Axmacher/Scott Eckstein	Kathy Lynch
Curative Health Services	Curative Health Services
631-232-7015/7044	631-232-7109
taxmacher@curativehealth.com/	klynch@curativehealth.com
seckstein@curativehealth.com

PLAINTIFFS FILE SUIT IN UNITED STATES DISTRICT COURT IN

CALIFORNIA TO BLOCK PROPOSED CUTS TO MEDI-CAL

HAUPPAUGE, NEW YORK – May 27, 2004 – Curative Health Services, Inc. (NASDAQ: CURE), announced today that a suit has been filed on behalf of certain named individual plaintiffs in the United States District Court for the Eastern District of California against the State of California relating to the State’s proposed new methodology for calculating reimbursement payments for the benefit of patients for the purchase of blood clotting factor.  The suit seeks a preliminary and permanent injunction preventing the implementation of the new methodology and the resulting cuts in Medi-Cal payments from going into effect because the State of California failed to consider that such cuts would hinder access to care for patients with hemophilia whose health care is paid for by Medi-Cal.  Recently released information indicates that the State’s proposed new reimbursement methodology for blood clotting factor will result in  substantially greater cuts in reimbursement than the guidance previously provided by the State to the health care industry and to California residents, possibly amounting to approximately a 30 to 40% cut from current rates.  If such proposed cuts were to be implemented, home care companies would have to consider restructuring, reducing or withdrawing services currently provided to Medi-Cal beneficiaries.

Last week the State sent out notices to certain health care providers that the new reimbursement methodology would go into effect June 1, 2004 and that it would be processed manually as opposed to electronically, also contrary to previous information provided by the State.  The proposed methodology and the electronic implementation of such methodology were to provide savings to the State by reducing reimbursement payments for blood clotting factor by approximately 5-10%.  New information clarifies that reimbursement for blood clotting factor would be reduced substantially more than the previously anticipated 5-10%.

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“This outsized reduction in reimbursement will threaten choice and access for patients as well as eradicate the most important ancillary services provided by the responsible participants in the market place,” said Joseph Feshbach, Chairman and Chief Executive Officer of Curative.  “Such reductions in services would end up costing the State of California more money by, among other things, driving up costs in emergency rooms visits.  The hemophilia community is being singled-out for outsized reductions in reimbursement, totally contrary to the current spirit of the budget process now underway for Medi-Cal and related programs.”

In launching the legal challenge May 27th, plaintiffs cited the Social Security Act, which requires that states set Medicaid rates (called Medi-Cal in California) that are “consistent with efficiency, economy and quality of care,” and are sufficient to guarantee enough providers so that Medi-Cal recipients have equal access to services that are available to the general public.  The State has refused to release information on how they have calculated the new reimbursement rates and the plaintiffs have alleged that based on the little information that is known, it appears that the State has made errors in their calculations which reflect an understating and misunderstanding of what home care companies must pay manufacturers for blood clotting factor. The plaintiffs are being represented by the law firm of Hooper, Lundy & Bookman.

Curative’s prior financial guidance assumed a cut of approximately 10% from current Medi-Cal rates.  If the proposed cuts described above were to be implemented, the Company’s guidance would be impacted.

About Curative Health Services

Curative Health Services, Inc., through its two business units, Specialty Pharmacy Services and Specialty Healthcare Services, seeks to deliver high-quality results and exceptional patient satisfaction for patients experiencing serious or chronic medical conditions.

Curative’s Specialty Pharmacy Services business unit provides products and related services to help patients manage the health care process, with a particular focus on patients with chronic and critical disease states including Hemophilia, Immune System Disorders, Infectious Diseases, Nutritional Disorders, Respiratory Syncytial Virus (RSV), Multiple Sclerosis, Rheumatoid Arthritis and Cancer.

Curative’s Specialty Healthcare Services (“SHS”) business unit is an industry leader in chronic wound care management.  SHS provides a broad continuum of services to health care providers through a nationwide network.  This national network of hospital-based Wound Care Center® programs has offered comprehensive treatment to over 440,000 patients.

For more information, visit www.curative.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.  Factors that might cause such differences include, but are not limited to, risks associated with our  acquisition of Critical Care Systems including, but not limited to integration risks and costs, risks of client retention, risks associated with the operations of the acquired business, as well as risks in our current businesses such as the termination or non-renewal of a material number of contracts, an inability to obtain new contracts, changes in the government regulations relating to the Company’s Specialty Pharmacy Services or Specialty Healthcare Services business units, changes in the regulations governing third party reimbursements for the Company’s services, manufacturing shortages of products sold by Curative’s Specialty Pharmacy Services business unit, and the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.  Readers of this release are referred to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, Form 8-K filed on April 6, 2004, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, for further discussion of these and other factors that could affect future results.

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